Stan J.H. Lee, CPA

2160 North Central Rd Suite 203 • Fort Lee • NJ 07024

794 Broadway • Chula Vista • CA 91910

619-623-7799 • Fax 619-564-3408 • stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of October 20, 2008 on the audited financial statements of Dynamic Acquisition Inc. for the period ended September 30, 2008 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee

Stan J.H. Lee, CPA

February 5, 2009

Chula Vista, CA 91910

Registered with the Public Company Accounting Oversight Board